Exhibit 99.1

TSS, INC. REPORTS FOURTH QUARTER AND FISCAL 2021 RESULTS

ROUND ROCK, TX – March 30, 2022 – TSS, Inc. (Other OTC: TSSI), a data center facilities and technology services company, reported results for its fourth quarter and fiscal year ended December 31, 2021.

Fourth Quarter Highlights:

●

Fourth quarter 2021 revenue of $14.6 million compared with $7.2 million in the fourth quarter of 2020. Reseller revenues were $11.7 million in the fourth quarter of 2021 compared with $3.1 million in the fourth quarter of 2020.

●	Gross margin of 12% in the fourth quarter of 2021 compared with 23% in the fourth quarter of 2020.
●	Operating loss of $100,000 in the fourth quarter of 2021 compared to an operating loss of $140,000 in the fourth quarter of 2020.
●

Net loss of $264,000 or $0.01 per share in the fourth quarter of 2021 compared to net income of $637,000 or $0.04 per share in the fourth quarter of 2020. The 2020 result included $897,000 gain on forgiveness of PPP Loan.

●

Adjusted EBITDA income of $138,000 in the fourth quarter of 2021 compared with Adjusted EBITDA income of $1,047,000 in the fourth quarter of 2020. 2020 included a $897,000 gain on forgiveness of PPP loan.

FY 2021 Highlights:

●	2021 revenue of $27.4 million compared with $45.1 million in 2020. Reseller revenues were $14.7 million in 2021 compared to $28.8 million in 2020.
●	Gross margin of 23% in 2021 compared with 15% in 2020.
●	Operating loss of $831,000 in 2021 compared to operating loss of $400,000 in 2020.
●	Net loss of $1,297,000 or $0.07 per share in 2021 compared to net income of $79,000 or $0.00 per share in 2020. The 2020 results included $897,000 gain on forgiveness of PPP Loan.
●	Adjusted EBITDA income of $174,000 in 2021 compared with Adjusted EBITDA income of $1,417,000 in 2020. 2020 included a $897,000 gain on forgiveness of PPP loan.

“Despite the significant impact of supply chain shortages, we achieved fourth quarter and annual positive Adjusted EBITDA.” said Anthony Angelini, President and Chief Executive Officer of TSS. “The decline in revenue year over year was primarily related to our opportunistic reseller revenues. This decline in revenue had a very small impact on our overall gross profits as we benefited from a favorable revenue mix and cost management initiatives. Our current backlog of projects is very large and we expect to see a large improvement in our 2022 results as supply chain shortages improve and we deliver our backlog.”

Quarterly Conference Call Details

The Company has scheduled a conference call to discuss the fourth quarter and fiscal 2021 financial results for Wednesday, March 30, 2022, at 4:30 PM Eastern. To participate on the conference call, please dial 866-791-7194 toll free from the U.S., or 847-619-6774 for international callers. The conference code is 50288188#. Investors may also access a live audio web cast of this conference call under the “events” tab on the investor relations section of the Company's website at www.tssiusa.com.

An audio replay of the conference call will be available approximately one hour after the conclusion of the call and will be made available until December 16, 2021. The audio replay can be accessed at the following url: https://onlinexperiences.com/Launch/QReg/ShowUUID=ECAA273E-77D5-4EFB-B0D6-ED56C4FD27FE&LangLocaleID=1033 . The passcode to access the digital playback is 50288188. Additionally, a replay of the webcast will be available on the Company’s website approximately two hours after the conclusion of the call and will remain available for 30 calendar days.

About Non-GAAP Financial Measures

Adjusted EBITDA is a supplemental financial measure not defined under Generally Accepted Accounting Principles (GAAP). We define Adjusted EBITDA as net income (loss) before interest expense, income taxes, depreciation and amortization, impairment loss on goodwill and other intangibles, stock-based compensation, and provision for bad debts. We present Adjusted EBITDA because we believe this supplemental measure of operating performance is helpful in comparing our operating results across reporting periods on a consistent basis by excluding non-cash items that may, or could, have a disproportionate positive or negative impact on our results of operations in any particular period. We also use Adjusted EBITDA as a factor in evaluating the performance of certain management personnel when determining incentive compensation.

Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA, while providing useful information, should not be considered in isolation or as an alternative to net income or cash flows as determined under GAAP. Consistent with Regulation G under the U.S. federal securities laws, Adjusted EBITDA has been reconciled to the nearest GAAP measure, and this reconciliation is located under the heading “Adjusted EBITDA Reconciliation” following the Consolidated Statements of Operations included in this press release.

About TSS, Inc.

TSS is a trusted single source provider of mission-critical planning, design, system integration, deployment, maintenance and evolution of data centers facilities and information infrastructure. TSS specializes in customizable end to end solutions powered by industry experts and innovative services that include technology consulting, engineering, design, construction, operations, facilities management, technology system installation and integration, as well as maintenance for traditional and modular data centers. For more information, visit www.tssiusa.com or call 888-321-4877.

Forward Looking Statements

This press release may contain “forward-looking statements” -- that is, statements related to future -- not past -- events, plans, and prospects. In this context, forward-looking statements may address matters such as our expected future business and financial performance, and often contain words such as “guidance,” “prospects,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “should,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Particular uncertainties that could adversely or positively affect the Company's future results include: we may not have sufficient resources to fund our business and may need to issue debt or equity to obtain additional funding; our reliance on a significant portion of our revenues from a limited number of customers; risks relating to operating in a highly competitive industry; risks relating to the failure to maintain effective internal control over financial reporting; risks relating to rapid technological, structural, and competitive changes affecting the industries we serve; risks involved in properly managing complex projects; risks relating to the possible cancellation of customer contracts on short notice; risks relating our ability to continue to implement our strategy, including having sufficient financial resources to carry out that strategy; risks relating to our ability to meet all of the terms and conditions of our debt obligations; uncertainty related to current economic conditions including the impact of the COVID-19 pandemic and the related impact on demand for our services; and other risks and uncertainties disclosed in our filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2021. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements.

Company Contact:

TSS, Inc.

John Penver, CFO

Phone: (512) 310-1000

TSS, Inc.

Consolidated Balance Sheets

(In thousands except par values)

	December 31,	December 31,
	2021	2020

Assets
Current Assets
Cash and cash equivalents	$7,992	$19,012
Contract and other receivables, net	1,846	915
Costs and estimated earnings in excess of billings on uncompleted contracts	573	806
Inventories, net	847	197
Prepaid expenses and other current assets	550	58
Total current assets	11,808	20,988
Property and equipment, net	281	662
Lease right-of-use assets	5,566	876
Goodwill	780	780
Intangible assets, net	126	217
Other assets	720	285
Total assets	$19,281	$23,808
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued expenses	$7,016	$13,374
Deferred revenues	2,435	3,962
Convertible Notes	2,023	-
Current portion of lease liabilities	644	748
Total current liabilities	12,118	18,084
Convertible notes, less current portion, net	-	2,234
Lease liabilities, less current portion	4,938	208
Non-current portion of deferred revenues	22	99
Total liabilities	17,078	20,625
Stockholders’ Equity
Preferred stock- $.0001 par value; 1,000 shares authorized at December 31, 2021 and 2020; none issued	-	-
Common stock- $.0001 par value, 49,000 shares authorized at December 31, 2021 and 2020: 20,286 and 19,055 shares issued at December 31, 2021 and 2020, respectively	2	2
Additional paid-in capital	70,584	70,070
Treasury stock 1,424 and 1,097 shares at cost at December 31, 2021 and 2020, respectively	(2,071)	(1,874)
Accumulated deficit	(66,312)	(65,015)
Total stockholders' equity	2,203	3,183
Total liabilities and stockholders’ equity	$19,281	$23,808

TSS, Inc.

Condensed Consolidated Statements of Operations

(In thousands except per-share values, unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
Results of Operations:
Revenue	$14,585	$7,248	$27,410	$45,062
Cost of revenue	12,902	5,586	21,049	38,259
Gross profit	1,683	1,662	6,361	6,803
Operating expenses:
Selling, general and administrative expenses	1,654	1,663	6,656	6,674
Depreciation and amortization	129	139	536	529
Total operating costs	1,783	1,802	7,192	7,203
Income (loss) from operations	(100)	(140)	(831)	(400)
Interest income (expense), net	(130)	(96)	(401)	(367)
Other income (expense), net	-	896	-	896
Income (loss) from operations before income taxes	(230)	660	(1,232)	129
Income tax expense	34	23	65	50
Net income (loss)	$(264)	$637	$(1,297)	$79

Basic net income (loss) per share:	$(0.01)	$0.04	$(0.07)	$0.01
Diluted net income (loss) per share:	$(0.01)	$0.03	$(0.07)	$0.00

TSS, Inc.

Adjusted EBITDA Reconciliation

(In thousands, unaudited)

	Three Months Ended Dec. 31,		Years Ended Dec. 31,
	2021	2020	2021	2020

Net income (loss)	$(264)	$637	$(1,297)	$79

Interest expense (income), net	130	96	401	367
Depreciation and amortization	129	139	536	529
Income tax expense	34	23	65	50
EBITDA profit (loss)	$29	$895	$(295)	$1,025
Stock based compensation	109	152	469	392
Adjusted EBITDA profit (loss)	$138	$1,047	$174	$1,417
Forgiveness of PPP Loan	-	(897)	-	(897)
Normalized Adjusted EBITDA profit	$138	$150	$174	$520